Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NuVox, Inc.:

We consent to the use of our report dated March 23, 2009, with respect to the consolidated balance sheets of NuVox, Inc. as of December 31, 2007 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2008, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Greenville, South Carolina

December 3, 2009